Bonded goods

warehousing service

contract

Party A: Grand World Pro Limited

Address: Room 1733-35, 17/F., Park-in Commercial Centre, 56 Dundas Street,

Mongkok, Kowloon, Hong Kong

Contact: Xu Zikang

Tel: +85223230835 Fax: +852 23238718

Party B: Dachser International Freight Forwarding (Shenzhen) Co., Ltd.

Guangzhou Branch

Address: 3005-3006, 30th Floor, Tower A, Zhongtai International

Plaza, 161 Linhe West Road, Tianhe District, Guangzhou, China

Contact: Li Weihua

Phone: 020-38879866 Fax: 020-38878686

According to the “Contract Law of the People’s Republic of China” and the “Regulations on the Administration of Bonded Warehouses and Stocks in the People’s Republic of China”, Party A and Party B shall provide Party A with bonded goods warehousing services for the following cooperation projects, and shall sign by consensus. This contract.

1.	Party B shall provide the bonded warehouse of Guangzhou Baiyun International Airport Bonded Logistics Center to Party A for the storage of bonded goods.

Second, the cost standard

1.	See the charging standards signed by both parties (Schedule 1)
2.	Fee payment method:

(1)	Party B shall send Party A’s list of all business expenses incurred by Party A, the original vouchers or invoices for the expenses incurred by Party A to Party A before the 5th of each month (for the holidays), and will deliver the goods for the previous month. The original receipt of the receipt, the original certificate of the replacement fee or the invoice shall be sent to Party A. Party A shall check within five working days after Party B issues the relevant documents. If there is no objection within the time limit, it shall be deemed as confirmation.

(2)	Party A confirms the original bill and receives the original delivery receipt and the original cost of the previous month. After the receipt of the voucher or invoice, Party B shall notify Party B to issue a corresponding valid tax invoice to Party A. Party A shall pay Party B to Party B on the last working day of this month after receiving the invoice

(3)	Party B’s collection account:

Account Name: Dachser International Freight

Forwarding (Shenzhen) Co., Ltd. Guangzhou

Branch Account Number: 120906236810802

Bank: China Merchants Bank Guangzhou Linhe Road Branch

3.	The warehouse provided by Party B shall have good ventilation performance, good anti-theft, windproof and moisture-proof conditions, and provide Party A with the warehousing manual that has been filed in the customs, and provide loading, unloading, customs declaration and labeling for Party A during Party B’s business hours. Packaging replacement, inventory and other services.

4.	When the bonded goods enter the warehouse, Party B’s handling personnel shall verify the quantity, name, specifications and integrity of the outer packaging for inspection and acceptance. If the goods are found to be short or damaged, they shall be photographed and reported to Party A in time. The party determines the responsible party responsible for the shortage and damage of the goods, and assists Party A to recover the claims of the responsible party.

5.	Party A shall send personnel to conduct quality inspection on the goods entering the warehouse, sorting the grades, and Party B shall cooperate with the quality inspection personnel of Party A to sort the goods and register them. The two parties to the picking result are jointly signed and confirmed.

6.	When the goods are shipped out, Party A shall provide a warehouse order in writing or by mail to clarify the name of the goods, baskets, specifications and time. If there are special requirements, please also indicate. Party B shall sort out the goods according to the requirements, arrange for the warehouse to be opened and complete the customs formalities. If Party B fails to follow the instructions issued by Party A, the transportation costs and additional warehousing caused by the return of the goods caused by the wrong goods may be caused. Party B shall bear the additional expenses.

7.	Party B shall, during the custody period of Party A’s goods entering the bonded warehouse, inspect the goods stored in the warehouse on the last working day of each month according to the requirements of Party A, and provide Party A with the inventory report of the physical objects before the afternoon of work. If Party B fails to keep the goods in accordance with the storage conditions stipulated in the contract, resulting in short, missing or damaged goods, Party B shall compensate Party A for the direct economic loss according to the price of the goods. In the event of force majeure (such as earthquakes, floods, typhoons, lightning strikes, etc.) and war, Party B will not be liable for compensation.

Responsibility.

8.	In the process of helping Party A to handle customs declaration and inspection, in case of special circumstances such as customs, business inspection or nuclear price, Party B must fully communicate and coordinate with Party A to properly handle related matters. If Party A needs assistance, Party A must be informed in advance.

9.	Party B shall arrange full-time personnel to be responsible for the care of Party A’s goods, ensure that Party A’s goods are effectively monitored within 24 hours, and conduct regular inspections of Party A’s goods; Party A shall, at any time permitted by Customs, dispatch personnel to inspect the goods. Party B has the obligation to cooperate fully and coordinate the work.

11.	Party B must carry out loading and unloading in accordance with the requirements of Party A when handling the cargo of Party A. If Party A needs to sort the goods, Party B shall also sort according to the requirements of Party A. When loading and unloading the goods, Party A shall ensure the safety of the goods and avoid damage to the goods or packaging. Otherwise, Party B shall be responsible for compensation for the relevant losses.

12.	In the event of a dispute arising from the performance of this contract, the two parties shall settle the dispute through friendly negotiation; if the negotiation fails, they shall submit it to the Guangzhou Arbitration Commission for arbitration.

13.	The term of this contract is: from December 21, 2018 to December 21, 2019.If the parties have no objection after the expiration of the contract period, the contract period will automatically be extended for one year.

14.	This contract is made in two copies. Party A and Party B shall each hold a copy and shall take effect on the date of signature and seal by both parties.

Party A: Grand world pro limited

Party B: Dachser International Freight Forwarding (Shenzhen) Co., Ltd. Guangzhou Branch
(with official seal)
Representat
Date: